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Gwen Carlson Conexant Systems, Inc. (949) 483-7363	Bruce Thomas Conexant Systems, Inc. (949) 483-2698

CONEXANT ANNOUNCES EXECUTIVE TRANSITION PLAN

President Matt Rhodes to Leave Company in June 2006

NEWPORT BEACH, Calif., Jan. 23, 2006 – Conexant Systems, Inc. (NASDAQ: CNXT), a worldwide leader in semiconductor solutions for broadband communications and the digital home, today announced that President Matt Rhodes will transition out of the company over the next six months. Dwight W. Decker, Conexant chairman and chief executive officer, has assumed his responsibilities. Rhodes’ direct reports included the general managers of the company’s four business units, as well as Conexant’s president of India Operations. Rhodes will be on special assignment for Conexant through June 30, 2006.

“I’ve had the pleasure of working closely with Matt for nearly nine years, and his unwavering dedication and leadership has served as an inspiration to the entire Conexant team,” Dwight Decker said. “Matt has been a guiding force at our company, particularly over the past year as we planned and successfully executed our recovery strategy. Matt’s desire to provide an appropriate transition period demonstrates his continuing commitment to our success, and is a testament to his character.

“On behalf of Conexant’s board of directors, I want to thank Matt for his many contributions to the Conexant cause,” Decker continued. “Personally, I have greatly appreciated our partnership in leading Conexant’s turnaround. I look forward to a continuing close association over the six months of his transition, and I know the Conexant team will join me in wishing him the best in his future endeavors.”

“My Conexant experience has been rich and rewarding,” Rhodes said. “I valued Dwight’s mentoring and guidance, as well as the support I received over the years from the company’s board of directors. I especially appreciate the opportunity I had to work with outstanding people at every level of the company. The progress we made on our recovery over the past year, including achieving profitability ahead of plan in the September quarter, demonstrates the resilience and determination of the Conexant team and allows me to take this step and remain confident in the company’s leadership and prospects.

“The decision to transition out of Conexant was a difficult choice, but it’s the right one for me at this point. I look forward to providing advice and assistance over the next six months, and then I intend to take the next step in my career. This step will involve using the skills and abilities I developed and sharpened at Conexant to lead a high-tech company from the top position.”

Rhodes, 48, became president of Conexant in June 2003. Prior to that, he was president of the company’s Broadband Communications segment. He also served as senior vice president and general manager of the company’s Personal Computing Division. Before that, he was director of marketing for software products.

About Conexant

Conexant’s innovative semiconductor solutions are driving broadband communications and digital home networks worldwide. The company has leveraged its expertise and leadership position in modem technologies to enable more Internet connections than all of its competitors combined, and continues to develop highly integrated silicon solutions for broadband data and media processing networks.

Key products include client-side xDSL and cable modem solutions, home network processors, broadcast video encoders and decoders, digital set-top box components and systems solutions, and dial-up modems. Conexant’s suite of networking components includes a leadership portfolio of IEEE 802.11a/b/g-compliant WLAN chipsets, software and reference designs, as well as solutions for applications based on HomePlug™ and HomePNA™. The company also offers a complete line of asymmetric and symmetric DSL central office solutions, which are used by service providers worldwide to deliver broadband data, voice, and video over copper telephone lines.

Conexant is a fabless semiconductor company with an annual revenue run-rate in excess of $900 million. The company has approximately 2,500 employees worldwide, and is headquartered in Newport Beach, Calif. To learn more, please visit us at www.conexant.com.

Safe Harbor

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

Other risks and uncertainties include, but are not limited to: general economic and political conditions and conditions in the markets we address; the substantial losses the company has incurred recently; the cyclical nature of the semiconductor industry and the markets addressed by the company’s and its customers’ products; continuing volatility in the technology sector and the semiconductor industry; demand for and market acceptance of new and existing products; successful development of new products; the timing of new product introductions and product quality; the company’s ability to anticipate trends and develop products for which there will be market demand; the availability of manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; product obsolescence; the ability of our customers to manage inventory; the ability to develop and implement new technologies and to obtain protection for the related intellectual property; the uncertainties of litigation and the demands it may place on the time and attention of company management; and possible disruptions in commerce related to terrorist activity or armed conflict, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements are made only as of the date hereof. We undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Conexant is a registered trademark of Conexant Systems, Inc. Other brands and names contained in this release are the property of their respective owners.